UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

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[X]  Soliciting Material Pursuant to Section 240.14a-12


                             NASHUA CORPORATION
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              (Name of Registrant as Specified In Its Charter)


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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                     [Letterhead of Nashua Corporation]


FOR IMMEDIATE RELEASE
---------------------

                                        Contact:   Paul Verbinnen/Judy Brennan
                                                   Sard Verbinnen & Co.
                                                   212-687-8080


               NASHUA CONFIRMS 1.9% SHAREHOLDER GROUP INTENDS
                     TO PROPOSE FOUR DIRECTOR NOMINEES

               COMPANY INTENDS TO VIGOROUSLY OPPOSE NOMINEES

                         --------------------------

         NASHUA, N.H, MARCH 9, 2000 - Nashua Corporation (NYSE: NSH) today confirmed that it has been notified by a shareholder group, representing approximately 1.9% of Nashua's outstanding common shares, of its intent to nominate four directors for election to the seven-member Nashua Board of Directors at the April 25, 2000 Annual Meeting of Shareholders. Nashua has nominated all seven of its directors for re-election and intends to vigorously oppose the dissident group's nominees.

         "We have made great strides in the last three years to strengthen our core business and reposition Nashua as a supplier of choice for customers and to deliver value for our shareholders," said Gerald G. Garbacz, chairman, president and chief executive officer of Nashua, and one of the company's largest shareholders. "We believe that we are firmly on track to achieve our long-term objectives, including 10% annual sales growth, gross margins in excess of 20%, and a return on equity greater than 15%. Nashua's 1999 pretax income of $4.0 million exceeded the 1998 level by over 150%, excluding one-time adjustments, largely relating to pre-1996 events, and Nashua's remanufactured laser printer cartridge unit, which will be closed during March 2000. Our EBITDA rose from a 1998 loss of $6.3 million to a profit in 1999 of $8.6 million."

         Garbacz continued, "While our financial performance through our turnaround has not always met our expectations and has been understandably disappointing to our shareholders, we have focused on our core business by significantly upgrading our plants and equipment and introducing high quality, niche-oriented new products. In 1999, new products accounted for 21% of Nashua's net sales, up from less than 3% in 1996. We've also introduced processes that have improved productivity and customer service. As a Board member and one of the Company's largest shareholders, I can speak for the Board in saying that we are confident in Nashua's future and
- especially with a planned strategic acquisition - strongly believe we are creating a solid platform to deliver significantly enhanced shareholder value."

         "We will shortly be mailing proxy materials to our shareholders seeking their votes for the re-election of our Board, and will respond appropriately to the dissident group's materials after we have reviewed them."

         Nashua Corporation markets specialty imaging products and services to industrial and commercial customers. The Company's products include thermal papers, pressure-sensitive labels and specialty papers, as well as copier, ink jet and laser printer supplies. Additional information about Nashua Corporation can be found on the World Wide Web at www.nashua.com.


AVAILABILITY OF PROXY MATERIALS INCLUDING PARTICIPANT INFORMATION

         On March 7, 2000 Nashua Corporation made a preliminary filing with the SEC of proxy materials to be used to solicit votes for the re-election of its Board at Nashua Corporation's annual meeting of shareholders, which will be held on April 25, 2000. Nashua Corporation strongly advises all Nashua shareholders to read the definitive proxy materials when they become available because they contain important information.

         The preliminary proxy statement included in Nashua Corporation's preliminary filing of proxy materials contains a list of the participants in any solicitation that may be represented by this press release and the anticipated forthcoming proxy materials. The preliminary filing of Nashua Corporation's proxy materials is available at no charge on the SEC's web site at www.sec.gov.


FORWARD-LOOKING STATEMENTS

         This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "intend", "believe" "are on track to achieve", "are confident that", "planned" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company's future capital needs, and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, failure to complete the planned strategic acquisitions, the settlement of various tax issues, and other risks set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this press release.

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